THIS EMPLOYMENT CONTRACT (the “Agreement”) is entered into as of September, 2004 between:

CHALK MEDIA SERVICE CORP., (the Company) having a business office at 2nd Floor 1071 Mainland Street, Vancouver, British Columbia V6B 5P9 and 439 King Street West, 4th Floor, Toronto, Ontario M5V 1K4

(the “Company”)

 and

CALVIN MAH, having an address at 3168 East 62nd Avenue, Vancouver, British Columbia, V5S 2G5

(“Mah”)

Recitals

A.	WHEREAS, the Company is engaged in the business of:

(i)

producing both a television program and airline vignettes aimed at educating the public as to the different uses, functions and capabilities of computers, electronics and other high technology equipment;

(ii) providing training and marketing services through the vehicle of the world wide web or other mediums; and

(iii) producing and selling rich media products as well as other high technology products and solutions to the public.

(collectively the “Business”)

B.	WHEREAS, in order to achieve its corporate and business objectives, the Company desires to hire Mah to be the Chief Financial Officer;

C.	WHEREAS, Mah is experienced in, and knowledgeable concerning the aspects of the business of the Company; and

D.	WHEREAS, the Company and Mah mutually desire to agree upon the terms of Mah’s employment with the Company and, in addition thereto, to agree as to certain benefits of said employment;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Employment. The Company hereby employs Mah and Mah hereby accepts employment as the Chief Financial Officer for the Company.

2.           Titles and Duties. Mah shall perform diligently and conscientiously those duties as are customarily rendered by and required of a Chief Financial Officer for the Company, including without limitation:

a)	Preparation of quarterly financial statements and required working papers;
b)	Facilitating review of quarterly financial statements with the auditors of the Company;
c)	Preparation of year-end financial statements and required working papers;
d)	Facilitating review of year end financial statements with the auditors of the Company;
e)	Calculating stock option compensations;
f)	Preparation of stock option & warrant continuity schedules;
g)	Preparation of working papers required for tax return and facilitate preparation with the auditors of the Company;
h)	Assisting with preparation of monthly internal financial reporting package;
i)	Quarterly review of requirements to facilitate transfer pricing structure;
j)	Facilitating Internal control documentation;
k)	Revenue recognition - contract review;
l)	Participating as a liaison with external departments, clients, prospective leads, vendors and suppliers;
m)	Providing information and assistance to the senior management and the Company’s Board of Directors; and
n)	Such other duties as the senior management may reasonably require, including but not limited to performing duties either for the Company or any of its present or future subsidiaries.

(collectively and individually the “Duties”).

3.           Exclusive Employment. Subject to normal and reasonable absence for reasons of illness, accident and/or incapacity, Mah shall devote his attention and energies to the business of the Company on a full time basis and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, including without limitation activities that will interfere or compete with the duties. With prior written approval of the Company, Mah may serve on the Boards of Directors of other companies.

4.           Change of Duties. Provided the Company is not in default of this Agreement, the Company has, in its sole discretion, the right to set or alter the duties and/or title of the job, where such variation shall not result in the reassignment of Mah to a new location outside the greater Vancouver area.

5.           Compensation. For the services to be rendered by Mah hereunder, the Company agrees to pay to Mah and Mah agrees to accept compensation for his services as a Chief Financial Officer, a salary on the first and fifteenth day of each month at an annual rate of $110,000.00 dollars, subject to increase from time to time by the Company.

In addition, Mah will be entitled to the following stock options upon successful completion of the probationary period as described in section 13 of this agreement:

       100,000           Options in the Company’s stock option plan

The prices and vesting schedules for the foregoing options shall be determined in accordance with the customary practices of the optionor, and in accordance with the regulation of any stock exchange on which the shares of the optionor trade or any other regulatory body with jurisdiction over the optionor.

6.           Bonus. In addition to the Base Salary, Mah may be eligible for an additional discretionary bonus in such form and amounts and at such times as the Company may determine in its sole discretion.

7.           Expenses. The Company shall reimburse Mah for all reasonable expenses approved by the Company and incurred by Mah in the course of performing his duties under this Agreement. Further, expenditures may only be made which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s customary requirements with respect to reporting and documentation of such expenses.

8.           Vacation. Mah shall be entitled to a vacation period each year of four (4) weeks, during which time his compensation shall be paid in full.

9.           Benefits. During the term of this Agreement, Mah shall be entitled to participate in all of the Company’s employee benefit programs for which the employees of the Company are generally eligible.

10.         Disability or Death. The Company shall have the right to terminate this Agreement upon Mah’s total permanent disability, as defined herein, or death. For the purposes of this Agreement, the phrase “total permanent disability” shall mean the inability of Mah to perform his duties hereunder for a continuous period of more than two months, such determination to be made by the Company in its sole discretion.

11.          Cause. The Company may terminate Mah’s employment with the Company immediately for cause by delivering a notice of termination to Mah. For the purposes hereof, the term “cause” includes, but is not limited to:

(a)	Mah’s (i) fraud, illegal conduct or dishonesty;
(b)	willful misconduct or gross negligence in the performance of his duties hereunder; or
(c)	Mah’s breach of any provision of this Agreement.

12.          Termination. Either Mah or the Company may terminate this Agreement for any reason by giving thirty (30) days prior written notice to the other party, or in the case of termination by the Company pursuant to this section, it may give thirty (30) days prior written notice or pay in lieu of notice for each complete year of service up to a maximum of ninety (90) days, without further liability to the other party whatsoever with respect to the termination of this Agreement.

Upon termination of this Agreement, Mah shall be paid all compensation payable to his up to the date of termination.

13.          Probation. Notwithstanding any other provisions of this Agreement, the parties hereto agree that the initial six (6) month period of this Agreement is “probationary” in the following respects:

(a)	The Company shall have an opportunity to assess the performance, attitude, skill and other employment related attributes and characteristics of Mah; and
(b)	Mah shall have an opportunity to learn about both the Company and the position of employment; and
(c)

either party may terminate this Agreement and the employment relationship at any time during the initial three month period without advance notice or justifiable reason, in which case there will be no continuing or other obligations of the parties to each other, financial or otherwise with respect to such termination of the Agreement, except for a change in control of the Company or a layoff due to a change in the financial position of the Company.

14.          Confidential Material - Mah acknowledges that in the course of his employment by the Company, he will receive, information regarding the business and affairs of the Company and its affiliates (as hereinafter defined) which is non-public, confidential or proprietary in nature, including without limitation whatsoever, customer lists and customer information, supplier lists and supplier information, trade secrets, methods of operation and production, software, and financial and marketing information. All such information, whether provided in oral, written, magnetically or electronically recorded forms, together with any documents or other information storage media recording or reflecting such information, is referred to in this Agreement as the “Confidential Material”. In this Article, “affiliates” has the same meaning as in the Company Act (British Columbia), as amended or replaced from time to time. Mah agrees that:

(a)	the Confidential Material is and shall remain the property of the Company; and

(b)

Mah shall treat, hold and maintain the Confidential Material as secret and confidential, and shall not either during the Term or subsequent to the termination thereof, disclose the contents of the Confidential Material to any person, either directly or indirectly, except:

	(i)	in the ordinary course of performing his duties on behalf of the Company or its affiliates (as the case may be); or

(ii)

such other disclosure as may be required by law, provided that Mah uses his best efforts to first notify the Company of the Mah’s belief that such disclosure is required, and thereafter uses his best efforts to postpone disclosure until the Company has had a reasonable opportunity to review the proposed disclosure and take whatever steps are available to avoid or minimize the same; and

(c)

upon termination of Mah’s employment for any reason, Mah shall at the Company’s request immediately deliver to the Company all Confidential Material remaining in Mah’s possession or control, including without limitation any documents or other information storage media produced or generated by Mah and incorporating or reflecting the Confidential Material; and

(d)	Mah shall not either during the Term or subsequent to the termination thereof, use the contents of the Confidential Material in any way detrimental to the Company.

Confidential Material shall not include any information or material which is generally available to the public, other than as a result of any disclosure by Mah in violation of this Agreement. For greater certainty, the covenants of Mah in this section 14 of this Agreement shall survive the termination of Mah’s employment by the Company.

15.          Intellectual Property Rights. Mah acknowledges that all work produced by Mah during the term of this Agreement will be the property of the Company and Mah hereby waives and agrees to assign to the Company any moral rights, copyright or other intellectual rights at law or otherwise in Mah’s work product. Mah will execute any documentation reasonably required by the Company to record the assignment to the Company of any such intellectual property rights and/or to assist the Company in applying for such rights in any work product produced by Mah.

16.          Non Solicitation of Employees. Mah shall not, within a twenty-four month period following the termination of this Agreement, regardless of the reason therefore, solicit any person then employed by the Company or appointed as a representative of the Company to join Mah as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever.

17.          Non Solicitation of Clients. Mah shall not, within a twenty-four month period following the termination of this Agreement, regardless of the reason therefore, solicit, induce, aid or suggest to any clients of the Company that Mah had personal contact with during the performance of his employment duties, to leave or terminate such contractual relationships with the Company or its affiliates.

18.          Non Competition. Within the period of twelve months immediately following the termination of this Agreement, regardless of the reason therefore, Mah shall not engage in the following activities:

(a)

Act as a Chief Financial Officer, or a similar position, for a television, interactive training or interactive marketing company as a means to explain or teach the different uses, functions, capabilities of computers, electrical equipment or other high technology related equipment;

(b)	Act as a Director or an Executive in an interactive training business; or
(c)

Either individually or in partnership or in conjunction with any other person or firm, association, syndicate, company or corporation, as principal, agent, shareholder or in any other manner whatsoever carry on or be engaged in, concerned with or interested in, directly or indirectly, any business competitive with the business of the Company or any of its subsidiaries or affiliates and shall not canvass, solicit or deal in a manner competitive with the business of the Company or its subsidiaries.

19.          Injunctive Relief. Mah expressly agrees and acknowledges that any breach or threatened breach by his of paragraphs 14, 15, 16, 17 and 18 herein, and each of them, will cause irreparable damage to the Company, for which monetary damages will be an inadequate remedy, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in addition to all of the Company’s rights and remedies at law, including but not limited to, the right to recovery of monetary damages, Mah agrees that the Company shall be entitled as of right to temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by Mah.

20.          Reasonable Terms. The Company has bargained for the covenants set forth in this Agreement in consideration for the experience, knowledge and information Mah will gain and the substantial compensation Mah will earn under this Agreement. Mah acknowledges that the covenants set forth in this Agreement will not in any way preclude Mah, upon termination of this Agreement, from engaging in a lawful profession, trade or business.

21.          Place of Performance. It is contemplated that Mah shall perform his principal duties in Greater Vancouver, British Columbia except for temporary or emergency assignments.

22.          Company Reputation. Mah agrees that he will at no time take any action or make any statement that could discredit the reputation of the Company or its products or services. Further, Mah will use his best efforts in performing the terms of this Agreement and will act in a loyal and trustworthy manner.

23.          Governing Law. This Agreement shall be subject to and governed by the laws of the province of British Columbia and the federal laws of Canada applicable therein, irrespective of the fact that Mah may become a resident of a different province.

24.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Mah and their respective heirs, legal representatives, executors, administrators, successors and assigns.

25.          Severability. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

26.          Survival. Paragraphs 14, 15, 16, 17 and 18 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

27.          Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

28.          Assignment. This Agreement is personal to Mah and Mah shall not assign or otherwise transfer any of his rights and interests hereunder. Any attempted assignment hereof shall be void and of no force or effect.

29.          Entire Agreement. This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, including, without limitation, agreements or understandings between Mah and the Company or Mah and an affiliate of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                  /s/ “Calvin Mah” /s/
CALVIN MAH

CHALK MEDIA SERVICE CORP.

                  /s/ “Laura L. DiFelice” /s/
Per: Laura L. DiFelice, Human Resources Manager